EXHIBIT 10.2
CATERPILLAR INC.
EXECUTIVE SHORT-TERM INCENTIVE PLAN
(As Amended and Restated, Effective June 11, 2014)
I.INTRODUCTION
1.1    Purposes. The purpose of the Caterpillar Inc. Executive Short-Term Incentive Plan, as amended and restated as set forth herein (the “Plan”), is to retain and motivate the Chief Executive Officer and Group Presidents of the Company and such other officers of the Company who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. It is intended that amounts payable under this Plan to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible.
1.2    Certain Definitions.
(a)    “Adjustment Events” shall have the meaning set forth in Article III.
(b)    “Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) the 90th day after the commencement of the Performance Period and (b) the date on which 25% of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or U.S. Treasury regulations promulgated thereunder.
(c)    “Award” shall mean an award to which a Participant may be entitled under the Plan if the performance goals for a Performance Period are satisfied. An Award may be expressed as a fixed amount or pursuant to a formula that is consistent with the provisions of the Plan.
(d)    “Award Gain” shall mean the amount paid or payable to the Participant with respect to an Award (regardless of any elective deferral).
(e)    “Board” shall mean the Board of Directors of the Company.
(f)    “Business Combination” shall have the meaning set forth in Section 5.2(a).
(g)    “Cause” shall mean a willful engaging in gross misconduct materially and demonstrably injurious to the Company and its affiliates. For this purpose, willful means an act or omission in bad faith and without reasonable belief that such act or omission was in or not opposed to the best interests of the Company and its affiliates.
(h)    “Change in Control” shall have the meaning set forth in Section 5.2(a).
(i)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)    “Committee” shall mean the Compensation and Human Resources Committee of the Board, or any successor or subcommittee thereof, which is intended to be comprised of members of the Board that are “outside directors” within the meaning of Section 162(m) of the Code, or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which consists of two or more members of the Board, each of whom is intended to be an “outside director” within the meaning of Section 162(m) of the Code.
(k)    “Company” shall mean Caterpillar Inc., a Delaware corporation, and any successor thereto.
(l)    “Company Voting Securities” shall have the meaning set forth in Section 5.2(a).
(m)    “Disability” shall mean, unless otherwise provided by the Committee with respect to an Award, the Participant’s qualification for long-term disability benefits under any long-term disability program sponsored by the Company or one of its subsidiaries in which the Participant participates.
(n)    “Exchange Act” shall have the meaning set forth in Section 5.2(a).
(o)    “Forfeiture Event” shall have the meaning set forth in Section 6.11(a).
(p)    “Incumbent Directors” shall have the meaning set forth in Section 5.2(a).
(q)    “Long Service Separation” shall mean, unless otherwise provided by the Committee with respect to an Award, a termination of employment, other than a termination for Cause, with the Company and all affiliates after the attainment of age 55 with five or more years of continuous service with the Company and all affiliates. Notwithstanding the foregoing, for purposes of determining years of continuous service under this provision, the Committee (or its delegate) may determine, in its discretion, that the service of a Participant who became an employee of the Company or an affiliate as the result of a corporate merger or acquisition, include service accrued by the Participant with the target company prior to the corporate merger or acquisition.
(r)    “Participant” shall mean the Chief Executive Officer, each Group President of the Company and any other officer of the Company who is designated by the Committee to participate in the Plan for a Performance Period, in accordance with Article II. Absent a specific designation by the Committee, participation in the Plan shall be limited to the Chief Executive Officer and Group Presidents of the Company.
(s)    “Performance Period” shall mean any period for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.
(t)    “Plan” shall mean the Caterpillar Inc. Executive Short-Term Incentive Plan, as amended and restated as set forth herein, or as it may be amended from time to time.
II.    ADMINISTRATION
2.1    General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and Awards granted hereunder (including in each case reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

2.2    Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 2.1.
(a)    to designate within the Applicable Period the Participants for a Performance Period;
(b)    to establish within the Applicable Period the performance goals and targets and other terms and conditions that are to apply to each Participant’s Award;
(c)    to certify in writing prior to the payment with respect to any Award that the performance goals for a Performance Period and other material terms applicable to the Award have been satisfied;
(d)    subject to Section 409A of the Code, to determine whether, and under what circumstances and subject to what terms, an Award is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and
(e)    to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.
2.3    Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Awards for such person and (c) certify the achievement of such performance goals.
III.    PERFORMANCE GOALS
The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals (the outcome of which, when established, shall be substantially uncertain) for each Participant or for any group of Participants (or both). To the extent necessary for an Award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, the performance goals shall be based on one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures: (i) attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time, (ii) cash flow from operations, (iii) cash flow margin or free cash flow, (iv) cash flow per share, (v) earnings of the Company before or after taxes and/or interest, (vi) earnings before interest, taxes, depreciation, and/or amortization (“EBITDA”), (vii) EBITDA margin, (viii) economic value added, (ix) expense levels or cost reduction goals, (x) gross profit or margin, (xi) increase in stockholder value, (xii) interest expense, (xiii) inventory, (xiv) market share, (xv) net assets, (xvi) net cash provided by operations, (xvii) net operating profits after taxes, (xviii) operating expenses, (xix) operating income, (xx) operating margin, (xxi) operating profit after capital charge (“OPACC”), (xxii) percent of dealer deliveries (“PODD”), (xxiii) percent of industry sales (“PINS”), (xxiv) percent of parts sales “POPS”), (xxv) percent of parts sales – Caterpillar branded (“POPS-C”), (xxvi) pretax income, (xxvii) price-to-earnings growth, (xxviii) price realization, (xxix) primary or fully-diluted earnings per share or profit per share, (xxx) profit after tax, (xxxi) return on assets, (xxxii) return on equity, (xxxiii) return on invested capital, (xxxiv) return on investments, (xxxv) return on sales, (xxxvi) revenues, (xxxvii) sales, (xxxviii) total cash flow, (xxxix) total stockholder (shareholder) return and (xl) strategic business criteria consisting of one or more objectives based on meeting specified goals relating to (A) acquisitions or divestitures, (B) business expansion, (C) realized production system benefits, (D) cost targets, (E) customer acquisition, (F) customer satisfaction, (G) diversity and inclusion, (H) efficiency, (I) inventory turns, (J) realized lean benefits, (K) management of employment practices and employee benefits, (L) market penetration, (M) purchasing material costs, (N) quality and quality audit scores, (O) reductions in errors and omissions, (P) reductions in lost business, (Q) supervision of litigation and information technology, (R) sustainability or (S) realized 6 Sigma benefits. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. The applicable performance measures may be applied on a pre- or post-tax basis and may be established or adjusted in accordance with Section 162(m) of the Code to include or exclude objectively determinable components of any performance measure, including, without limitation, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles (“Adjustment Events”). In the sole discretion of the Committee, unless such action would cause a grant to a covered employee to fail to qualify as qualified performance-based compensation under Section 162(m) of the Code, the Committee may amend or adjust the performance measures or other terms and conditions of an outstanding Award in recognition of any Adjustment Events. With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period; provided, however, that to the extent such goals relate to Awards to “covered employees” within the meaning of Section 162(m) of the Code, such special rules and conditions shall not be inconsistent with the provisions of Treasury regulation Section 1.162-27(e) or any successor regulation describing “qualified performance-based compensation.”
IV.    TERMS OF AWARDS
4.1    Performance Goals and Targets. At the time one or more performance goals are established for a Performance Period, the Committee also shall establish an Award opportunity for each Participant or group of Participants, which shall be based on the achievement of such specified performance goals. The amount payable to a Participant upon achievement of the applicable performance goals shall be expressed in terms of an objective formula or standard, including a fixed cash amount, the allocation of a bonus pool or a percentage of the Participant’s annual base salary. The Committee reserves the discretion to reduce the amount of any payment with respect to any Award that would otherwise be made to any Participant pursuant to the performance goals established in accordance with Article IV, and may exercise such discretion based on the extent to which any other performance goals are achieved, regardless of whether such performance goals are set forth in this Plan or are assessed on an objective or subjective basis. Except as permitted under Section 162(m) of the Code, the Committee shall not increase the amount of any payment with respect to any Award that would otherwise be made to any Participant pursuant to the performance goals established in accordance with Article IV

4.2    Termination of Employment. Except as otherwise provided by the Committee or as set forth in this Section 4.2, the Participant must be employed by the Company or one of its subsidiaries on the last day of the Performance Period in order to receive a payout with respect to an Award. If a Participant terminates employment before such date by reason of death, Disability or Long Service Separation, the Participant shall be eligible for a prorated payout based on the number of days of employment during the Performance Period, based on actual performance through the entire Performance Period. Participants employed on the last day of the Performance Period, but not for the entire Performance Period, shall be eligible for a payout prorated for the number of days of the Performance Period for which they were Participants. If the Participant is deceased at the time of an Award payment for which the Participant is eligible, the payment shall be made to the Participant’s estate.
4.3    Payments. At the time the Committee determines an Award opportunity for a Participant, the Committee shall also establish the payment terms applicable to such Award. Such terms shall include when such payments will be made; provided, however, that the timing of such payments shall in all instances either (A) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (B) comply with Section 409A of the Code and provided, further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture. The Committee shall determine whether an Award will be paid in cash or in shares of common stock of the Company issued under the terms of the Company’s 2014 Long-Term Incentive Plan, or any successor thereto. Except as provided in Section 5.1, but notwithstanding any other provision in the Plan to the contrary, a Participant shall not be vested in any Award and a Participant shall not be entitled to payment hereunder in advance of the actual receipt of the payment by such Participant.
4.4    Maximum Awards. No Participant shall receive a payment under the Plan with respect to any Performance Period having a value in excess of $15 million, which maximum amount shall be proportionately adjusted with respect to Performance Periods that are less than or greater than one year in duration.
V.    CHANGE IN CONTROL
5.1    Effect on Awards. Unless the Committee shall otherwise expressly provide in the notice or agreement relating to an Award, upon the occurrence of a Change in Control as defined below, all Awards for a Performance Period not completed at the time of the Change in Control shall be payable to Participants in an amount equal to the product of the target award opportunity for the Award and a fraction, the numerator of which is the number of days that have elapsed since the beginning of the Performance Period through the later of (i) the date of the Change in Control or (ii) for each Participant, the date the Participant terminates employment, and the denominator of which is the number of days in the Performance Period; provided, however, that if this Plan shall remain in effect after a Change in Control, a Performance Period is completed during that time, and the Participant’s employment has not terminated, this provision shall not apply.
5.2    Change in Control Defined.
(a)    For purposes of this Plan, “Change in Control” means the occurrence of any one of the following events:
(i)    During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(ii)    Any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”), unless the Board, as constituted immediately prior to the date on which such person acquires such beneficial interest, by resolution negates the effect of this provision in a particular circumstance, deeming that resolution to be in the best interests of Company stockholders; provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; or (D) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 20% or more of Company Voting Securities by such person;
(iii)    The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such Business Combination; or
(iv)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.
VI.    GENERAL
6.1    Effective Date. This amendment and restatement of the Plan was approved by the Committee on April 8, 2014 and shall be submitted to the stockholders of the Company for approval at the 2014 annual meeting of stockholders. If approved, this amendment and restatement of the Plan shall become effective for Performance Periods beginning on and after the date of such annual meeting. In the event that this amendment and restatement of the Plan is not approved by the stockholders of the Company, this amendment and restatement shall not take effect.
6.2    Amendments and Termination. The Committee may amend, suspend or terminate the Plan at any time (including but not limited to any time following the close of the Performance Period and prior to the date payment is made) in its sole and absolute discretion. The Committee may amend the Plan without stockholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Exchange Act or the Code. Termination of the Plan shall not affect any Awards previously paid under the Plan.
6.3    Shareholder Approval Following Effective Date. At the first stockholders’ meeting that occurs in the fifth year following the year in which stockholders most recently approved the material terms of the performance goals under the Plan, the Company shall consider whether to seek reapproval of the material terms of the performance goals under the Plan by the stockholders of the Company, in accordance with Section 162(m) of the Code.
6.4    Non-Transferability of Awards. No Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.
6.5    Tax Withholding. The Company shall have the right to withhold from the payment of any Award or require, prior to the payment of any Award, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award.
6.6    No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any Award shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.
6.7    Governing Law. The Plan and each Award, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.8    Other Plans. Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.
6.9    Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.
6.10    Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.
6.11    Award Forfeitures.
(a)    Forfeiture of Awards. Each Award shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award, agrees. If any of the events specified in Section 6.11(b) occurs (a “Forfeiture Event”), the Participant will be obligated to repay the Company, in cash, within five business days after demand is made thereof by the Company, the total amount of Award Gain realized by the Participant upon the settlement of an Award (regardless of any elective deferral) that occurred on or after (i) the date that is 12 months before the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary of the Company, or (ii) the date that is 12 months before the date the Participant’s employment by the Company or a subsidiary of the Company terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed.
(b)    Events Triggering Forfeiture. The forfeitures specified in Section 6.11(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a subsidiary of the Company or during the one-year period following termination of such employment:
(i)    Non-Solicitation. The Participant, for his or her own benefit or for the benefit of any other person, company or entity, directly or indirectly, (A) induces or attempts to induce or hires or otherwise counsels, induces or attempts to induce or hire or otherwise counsel, advise, encourage or solicit any person to leave the employment of or the service for the Company or any subsidiary of the Company, (B) hires or in any manner employs or retains the services of any individual employed by or providing services to the Company or any subsidiary of the Company as of the date of his or her termination of employment, or employed by or providing services to the Company or any subsidiary of the Company subsequent to such termination, (C) solicits, pursues, calls upon or takes away, any potential customers of the Company or any subsidiary of the Company, (D) solicits, pursues, calls upon or takes away, any potential customer of the Company or any subsidiary of the Company that has been the subject of a bid, offer or proposal by the Company or any subsidiary of the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within 12 months before such Participant’s termination of employment with the Company or any subsidiary of the Company, or (E) otherwise interferes with the business or accounts of the Company or any subsidiary of the Company.
(ii)    Confidential Information. The Participant discloses to any person or entity or makes use of any “confidential or proprietary information” (as defined below in this Section 6.11(b)(ii)) for his or her own purpose or for the benefit of any person or entity, except as may be necessary in the ordinary course of employment with or other service to the Company or any subsidiary of the Company. Such “confidential or proprietary information” of the Company or any subsidiary of the Company, includes, but is not limited to, the design, development, operation, building or manufacturing of products manufactured and supplied by the Company and its subsidiaries, the identity of the Company’s or any of its subsidiary’s customers, the identity of representatives of customers with whom the Company or any subsidiary of the Company has dealt, the kinds of services provided by the Company or any subsidiary of the Company to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software and hardware applications and other programs, personnel information, information identifying, relating to or concerning investors in the Company or any subsidiary of the Company, joint venture partners of the Company or any subsidiary of the Company, business partners of the Company or any subsidiary of the Company or other entities providing financing to the Company or any subsidiary of the Company, real estate and leasing opportunities, communications and telecommunications operations and processes, zoning and licensing matters, relationships with, or matters involving, landlords and/or property owners, and other trade secrets.
(c)    Plan Does Not Prohibit Competition or Other Participation Activities. Although the conditions set forth in this Section 6.11 shall be deemed to be incorporated into an Award, the Plan does not thereby prohibit the Participant from engaging in any activity, including but not limited to competition with the Company and its subsidiaries. Rather, the non-occurrence of the Forfeiture Events set forth in Section 6.11(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. This provision shall not preclude the Company and the Participant from entering into other written agreements concerning the subject matter of Sections 6.11(a) and 6.11(b) and, to the extent any terms of this Section 6.11 are inconsistent with any express terms of such agreement, this Section 6.11 shall not be deemed to modify or amend such terms.
(d)    Committee Discretion. The Committee may, in its sole discretion, waive in whole or in part the Company’s right to forfeiture under this Section 6.11, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in an Award notice. Nothing contained herein shall require the Committee to enforce the forfeiture provisions of this Section 6.11. Failure to enforce these provisions against any individual shall not be construed as a waiver of the Company’s right to forfeiture under this Section 6.11.
6.12    Awards Subject to Clawback. Notwithstanding any other provision of the Plan to the contrary, any Participant whose negligence, intentional or gross misconduct contributes to the Company’s having to restate all or a portion of its financial statements, will be required to forfeit Awards granted under this Plan and any payment delivered pursuant to an Award, as determined by the Board, an authorized committee, or its designee, pursuant to the Caterpillar Inc. Guidelines on Corporate Governance Issues, as adopted on December 7, 2013 and any subsequent amendments, including without limitation any such amendments which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
6.13    Right of Setoff. The Company or any subsidiary of the Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award, the Participant agrees to any deduction or setoff under this Section 6.13.